TEXAS MINERAL RESOURCES CORP. 8-K

Exhibit 99.1

Texas Mineral Resources Adds Navajo Transitional Energy CEO Vern Lund to Board of Directors

SIERRA BLANCA, TX— (GlobeNewswire - May 24, 2022) – Texas Mineral Resources Corp. (OTCQB: TMRC)

Texas Mineral Resources Corp. (TMRC), an exploration company currently targeting the heavy rare earths, technology metals and a variety of industrial minerals primarily through its 20% ownership interest in the Round Top Mountain project in Texas, is pleased to announce the addition of Vern Lund to its Board of Directors. Mr. Lund replaces Clark Mosely who recently retired as CEO of Navajo Transitional Energy Corp (“NTEC”). NTEC currently owns approximately 14% of TMRC and has been given the right to nominate two board members. Peter Denetclaw, an NTEC board member, is currently the other TMRC board member representing NTEC.

Vern Lund is the CEO of Navajo Transitional Energy Company. NTEC was formed in 2013 as an autonomous company established under Navajo law with its sole shareholder being the Navajo Nation. NTEC employs roughly 1,400 employees and is the third largest coal producer in the U.S., shipping over 50 million tons of thermal coal per year from its Antelope, Cordero Rojo, and Spring Creek mines in the Powder River Basin of Wyoming and Montana and the Navajo Mine located on the Navajo Nation. Additionally, NTEC owns 7% interest in the 1500MW Four Corners Power Plant and is a developer and seller of bulk helium through its Tocito Dome operation on the Navajo Nation and has significant helium lease holdings in Utah.

Mr. Lund began his career as an Engineer with The North America Coal Corporation (NACoal) in 1996. Over a 25-year span with NACoal, Mr. Lund held various technical, operational management, and executive positions, including over 18 years of field operating experience gained while working at five different surface mines located in North Dakota, Texas, and Mississippi. Mr. Lund was also involved in the development of two greenfield surface mines including the role of President of an entity that built a $240 million greenfield surface lignite mine in Mississippi. Mr. Lund has spent over seven years in Business Development and led a corporate diversification strategy resulting in securing a 20-year contract mining agreement for a greenfield lithium project.

Mr. Lund holds a Bachelor of Science degree in Civil Engineering from North Dakota State University and is a Registered Professional Engineer in the state of Mississippi. He also holds an MBA from Auburn University and is a graduate of Wharton’s Advanced Management Program.

“Vern’s unique set of skills will be instrumental as TMRC anticipates expanding its business to include other domestic mining projects to its portfolio with return potential similar to its 20% current ownership of the Round Top heavy-rare earth and critical mineral project, “commented Anthony Marchese, Chairman. “Vern’s decades of experience and mining industry expertise fits perfectly with the objectives of the Company.”

About Texas Mineral Resources Corp.

Texas Mineral Resources Corp.'s primary focus is to develop and commercialize, along with its joint venture operating partner USA Rare Earth LLC, the Round Top heavy-rare earth, technology metals, and industrial minerals project located in Hudspeth County, Texas, 85 miles southeast of El Paso, in which TMRC owns a 20% interest and USA Rare Earth owns an 80% interest. Additionally, the Company plans on developing other domestic mining projects in more traditional metals. The Company’s common stock trades on the OTCQB U.S. tier under the symbol “TMRC.”

Company Contact:

Texas Mineral Resources Corp.
Anthony Marchese, Chairman
E-mail: amarchese@tmrcorp.com

Twitter: @TexasMineralRes